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                          December 20, 2022

       Juan Sagales
       General Counsel
       Wallbox N.V.
       Carrer del Foc, 68
       Barcelona, Spain 08038

                                                        Re: Wallbox N.V.
                                                            Registration
Statement on Form S-3
                                                            Filed December 14,
2022
                                                            File No. 333-268792

       Dear Juan Sagales:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Alex
King at 2102-551-8631 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing